As filed with the Securities and Exchange Commission on January 30, 2026
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SEAGATE TECHNOLOGY HOLDINGS
PUBLIC LIMITED COMPANY
(Exact name of registrant as specified in its charter)

Ireland	98-1597419
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)
121 Woodlands Avenue 5
Singapore 739009
(Address, including zip code, of Principal Executive Offices)
Seagate Technology Holdings public limited company Amended and Restated Employee Stock Purchase Plan
Seagate Technology Holdings public limited company Amended and Restated 2022 Equity Incentive Plan
(Full title of the plan)
William D. Mosley
Chief Executive Officer and Director
Seagate Technology Holdings plc
47488 Kato Rd
Fremont, CA 94538
(510) 661-1000
(Name, address and telephone number, including area code, of agent for service)
With copies to:

James C. Lee, Esq.	Steven B. Stokdyk, Esq.
Executive Vice President, Chief Legal Officer and Company Secretary	Latham & Watkins LLP
Seagate Technology Holdings plc	10250 Constellation Blvd., Suite 1100
47488 Kato Rd	Los Angeles, California 90067
Fremont, CA 94538	(424) 653-5500
(510) 661-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☒	Accelerated filer:	☐

Non-accelerated filer:	☐	Smaller reporting company:	☐

		Emerging growth company:	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is being filed with the Securities and Exchange Commission (the “SEC”) by Seagate Technology Holdings plc, a public limited company incorporated in Ireland (the “Registrant”), for the purpose of registering: (i) an additional 10,000,000 ordinary shares, par value $0.00001 per share of the Registrant (the “Ordinary Shares”), to be issued under the Seagate Technology Holdings public limited company Amended and Restated Employee Stock Purchase Plan (the “ESPP”), which was adopted by the Registrant’s Board of Directors on July 26, 2025 and approved by the Registrant’s shareholders on October 25, 2025, and (ii) an additional 3,800,000 Ordinary Shares, to be issued under the Seagate Technology Holdings public limited company 2022 Equity Incentive Plan, as amended and restated (the “2022 EIP” and, together with the ESPP, the “Plans”), which was adopted by the Registrant’s Board of Directors on July 26, 2025 and approved by the Registrant’s shareholders on October 25, 2025, and (iii) 1,050,686 Ordinary Shares that, in accordance with the 2022 EIP, have become available for issuance under the 2022 EIP to the extent that awards under the 2022 EIP have been terminated, cancelled or expired or any Ordinary Shares subject to such awards were reacquired by the Registrant.
The Ordinary Shares registered by this Registration Statement are of the same class as the securities relating to the Plans for which Registration Statements of Form S-8 (Registration Nos. 333-101789, 333-139434, 333-162958, 333-184704, 333-221831 and 333-260380) are effective (collectively, the “Prior Registration Statements”). Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated by reference herein and made part of this Registration Statement to the extent not modified or superseded hereby or by any subsequently filed document, which is incorporated by reference herein or therein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 6. Indemnification of Directors and Officers.
The constitution of the Registrant (the “Constitution”) provides for the indemnification of its officers, directors and company secretary. Specifically, under the indemnification provisions, the Registrant will indemnify its officers, directors and company secretary to the fullest extent permitted by law against liabilities that are incurred by the officers, directors and company secretary while executing the duties of their respective offices. Under the Constitution, the Registrant’s officers, directors and company secretary, however, will not be entitled to the indemnification by the Registrant if they incurred the liabilities through their own fraud, dishonesty or conscious, intentional or willful breach of the obligation to act honestly, lawfully and in good faith. In addition, the Irish Companies Act 2014 (as amended) prescribes that this indemnity only permits a company to pay the costs or discharge the liability of a director or the company secretary where judgment is given in his or her favor in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or company secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to officers who are not directors nor the company secretary of the Registrant. Any provision which seeks to indemnify a director or secretary of an Irish company over and above this shall be void under Irish law, whether contained in its constitution or any contract between the director or company secretary and such company.
The Registrant has entered into a deed of indemnity as to each of the Registrant’s directors. In addition, one of the Registrant’s subsidiaries has entered into an indemnification agreement as to each of the Registrant’s directors, company secretary and certain of its officers (as may be determined by the board of directors of the Registrant from time to time). Each such deed or agreement provides for the indemnification of, and advancement of expenses to, such persons, to the fullest extent permitted by law. Each director, secretary or officer undertakes to the fullest extent required by law to repay all amounts advanced if it is ultimately determined that he or she is not entitled to such indemnification by the Registrant and/or its any of its subsidiaries.
The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.
Item 8. Exhibits.
The following documents are filed as exhibits to this Registration Statement:

Exhibit No.	Description

4.1
Certificate of Incorporation of Seagate Technology Holdings plc (Filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended July 2, 2020, filed on August 6, 2021 and incorporated herein by reference)

4.2
Constitution of Seagate Technology Holdings public limited company (Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-260380) filed by the Registrant on October 20, 2021 and incorporated herein by reference)

4.3
Specimen Ordinary Share Certificate (Filed as Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended July 2, 2020, filed by the Registrant on August 6, 2021 and incorporated herein by reference)

5.1*	Opinion of Arthur Cox, Solicitors as to the legality of the registered shares

23.1*	Consent of Arthur Cox, Solicitors (included as part of Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1
Seagate Technology Holdings plc Amended and Restated Employee Stock Purchase Plan (Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 28, 2025 and incorporated herein by reference)

99.2
Seagate Technology Holdings plc Amended and Restated 2022 Equity Incentive Plan (Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on October 28, 2025 and incorporated herein by reference)

107.1*	Filing Fee Table
* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 30th day of January, 2026.

SEAGATE TECHNOLOGY HOLDINGS PUBLIC LIMITED COMPANY

/s/ Dr. William D. Mosley
Dr. William D. Mosley, Chief Executive Officer and Director

SIGNATURES AND POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William D. Mosley, Gianluca Romano, and James C. Lee, and each of them, as her/his true and lawful attorneys-in-fact and agents, with power to act with or without the others and with full power of substitution and resubstitution, to sign and execute on behalf of the undersigned any amendment or amendments to the Registration Statement; and each of the undersigned hereby ratifies and confirms all that said attorneys and agents and each of them shall do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. William D. Mosley	Chief Executive Officer and Board Chair (Principal Executive Officer)	January 30, 2026
(Dr. William D. Mosley)

/s/ Gianluca Romano	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 30, 2026
(Gianluca Romano)

/s/ Michael R. Cannon	Director	January 30, 2026
(Michael R. Cannon)

/s/ Mark W. Adams	Director	January 30, 2026
(Mark W. Adams)

/s/ Shankar Arumugavelu	Director	January 30, 2026
(Shankar Arumugavelu)

/s/ Prat S.Bhatt	Director	January 30, 2026
(Prat S. Bhatt)

/s/ Yolanda L. Conyers	Director	January 30, 2026
(Yolanda L. Conyers)

/s/ Jay L. Geldmacher	Director	January 30, 2026
(Jay L. Geldmacher)

/s/ Dylan G. Haggart	Director	January 30, 2026
(Dylan G. Haggart)

/s/ Stephanie Tilenius	Director	January 30, 2026
(Stephanie Tilenius)

January 30, 2026
/s/ Thomas Szlosek	Director
(Thomas Szlosek)
January 30, 2026
/s/ Richard L. Clemmer	Director
(Richard L. Clemmer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of Seagate Technology Holdings plc has signed this registration statement thereto in the City of Fremont, State of California, on January 30, 2026.

Seagate Technology LLC Authorized U.S. Representative

By:	/s/ Dr. William D. Mosley
Dr. William D. Mosley
President and Chief Executive Officer